CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): January 3, 2012
Radient Pharmaceuticals Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
(Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5 Corporate Governance and Management
Item 5.03 Amendments to Articles of Incorporation or By-Laws

Section 8- Other Events
Item 8.01- Other Events

In accordance with the authority granted to it by the Company’s stockholders at the November 4, 2011 special meeting, the Board of Directors has authorized the implementation of a 1:25 reverse split of the Company’s outstanding common stock.   As of December 27, 2011, a total of 1,041,001,331 shares of common stock were issued and outstanding.  As a result of the reverse stock split to be consummated on or before January 15, 2012, such outstanding shares will be reduced to a total of 41,640,053 shares of common stock.  The reverse stock split will not affect the Company’s 5.0 billion shares of common stock authorized by its certificate of incorporation.

In connection with the reverse stock split, the Company shall file a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the split.

We want to remind our stockholders that you do not need to return your stock certificates.  Each certificate shall automatically represent that number of shares of common stock available after the reverse stock split.  For example, if you own 25 shares of our common stock, immediately after the split you will automatically own 1 shares of our common stock.

Our decision to implement a reverse stock split is, in part, pursuant to our obligations under the separate exchange agreements we entered into on November 28, 2011 with each of the investors of the private financing we closed in January 2011.  The reverse stock split also helps us maintain compliance with the OTCQX rules.

Item 7.01 Regulation FD Disclosure.

On January 3, 2012, we issued a press release announcing our plans to implement the reverse stock split.  A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01.
FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
3.1	Form of Certificate of Amendment to the Articles of Incorporation
99.1	Press Release dated January 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Akio Ariura
Name:	Akio Ariura
Title:	Chief Financial Officer

Dated: January 3, 2012